Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Third Quarter Financial Highlights

•	Worldwide net sales down 2 percent;

•	Domestic gross sales down 9 percent and international gross sales up 6 percent;

•	Worldwide gross sales for core brands: Barbie® down 13 percent; Hot Wheels® down 4 percent; core Fisher-Price® up 7 percent and American Girl® brands up 9 percent;

•	Gross margin decreased by 150 basis points of net sales; SG&A decreased by 80 basis points of net sales;

•	Operating income as a percentage of net sales was 21.6 percent, down 110 basis points compared with prior year; and

•	Earnings per share of $0.61, flat with the prior year.

EL SEGUNDO, Calif., October 18, 2004 – Mattel, Inc. (NYSE:MAT) today reported 2004 third quarter financial results. For the quarter, the company reported net income of $255.9 million, or $0.61 per share, compared to last year’s third quarter net income of $270.0 million, or $0.61 per share.

“Earnings per share for the quarter was flat with prior year reflecting that the underlying performance of our business remains quite challenging,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “As consumers respond to economic uncertainty, many retailers have been reluctant to take inventory risk for the holiday season. Given this environment, our focus continues to be on executing strategies to maximize our performance at retail.”

Third Quarter Financial Overview

For the quarter, net sales were $1.67 billion, a 2 percent decrease from $1.70 billion last year, which included a benefit from changes in currency exchange rates of 2 percentage points.

Additionally, beginning in last year’s fourth quarter, the company changed the way it classifies certain close out sales resulting in a 0.7 percentage point benefit to net sales for the third quarter of 2004 when compared to the year ago quarter. On a regional basis, third quarter gross sales decreased 9 percent in the U.S., and in international markets, third quarter gross sales were up 6 percent, which included a benefit from changes in currency exchange rates of 4 percentage points.

For the third quarter, operating income was $360.9 million, a decrease of 7 percent compared to the prior year, driven primarily by lower sales volume and lower gross margins. In the third quarter of 2003, operating income included income of $7.9 million associated with an adjustment of a reserve accrued in 1999 related to the closure of the Beaverton manufacturing facility partially offset by charges related to the company’s financial realignment plan, which was completed in the fourth quarter of 2003. From time to time, the company expects to invest in initiatives intended to enhance productivity and improve margins, and while the company will continue to provide information regarding the cost of these initiatives, it will no longer provide the pro forma impact on results.

The company’s balance sheet continued on track with a debt-to-total-capital ratio of 24.2 percent, which is consistent with the company’s long-term goal. During the nine months ended September 30, 2004, the company’s cash and short-term investments declined by approximately $822 million, compared to a decline of $866 million in the prior year period.

Third Quarter Sales by Business Unit

Mattel Brands

For the third quarter, worldwide gross sales for the Mattel Brands business unit were $1.06 billion, a decrease of 9 percent versus a year ago, reflecting an 18 percent decline in domestic sales and a 2 percent increase in international sales. Worldwide gross sales for the Barbie® brand were down 13 percent. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were down 3 percent. Worldwide gross sales for the Entertainment category, which includes the Games and Puzzles business, were up 13 percent for the quarter.

Fisher-Price® Brands

Third quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price®, PowerTouch™, Little People®, Rescue Heroes® and Power Wheels® brands, were $683.1 million, up 7 percent due to strong worldwide sales of core Fisher-Price® and Fisher-Price Friends.

American Girl® Brands

Third quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products direct to consumers, were $61.5 million, up 9 percent, primarily due to sales generated by the new American Girl Place® retail store in New York City, which opened in November 2003 partially offset by declines in other channels.

Live Webcast

Mattel will webcast its 2004 third quarter earnings conference call at 8 a.m. Eastern time (5 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, logon to the Website at least 15 minutes early to register, download and install any necessary audio software. An archive of the call may be accessed beginning two hours after the completion of the live call. To listen to a replay of the call via telephone, dial + (719) 457-0820. The passcode is 944361. The telephonic playback will be available beginning at noon Eastern time (9 a.m. Pacific time) the morning of the call, until Wednesday, October 20th at midnight Eastern time (9 p.m. Pacific time).

Mattel reports its financial results in accordance with generally accepted accounting principles (GAAP). Information required by Securities and Exchange Commission Regulation G, regarding any non-GAAP financial measures provided for analytical purposes, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever created. The Mattel family is also comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl®, and Tyco® R/C, as well as Fisher-Price brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 36 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about consumer demand, customer inventory levels, the company’s performance at retail, investment in initiatives aimed at productivity and margins and the company’s debt-to-capital ratio goal. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2004		2003		Yr / Yr % Change	2004		2003		Yr / Yr % Change
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales (a)	$1,667.5		$1,704.7		-2%	$3,252.4		$3,219.0		1%
Cost of sales (a)	870.8	52.2%	864.6	50.7%	1%	1,737.7	53.4%	1,654.6	51.4%	5%

Gross Profit	796.7	47.8%	840.1	49.3%	-5%	1,514.7	46.6%	1,564.4	48.6%	-3%
Advertising and promotion expenses	192.1	11.5%	196.6	11.5%	-2%	363.9	11.2%	361.2	11.2%	1%
Other selling and administrative expenses	243.7	14.7%	263.3	15.5%	-7%	734.0	22.6%	716.7	22.3%	2%
Restructuring and other charges	—	0.0%	(7.6)	-0.4%	-100%	—	0.0%	4.4	0.1%	-100%

Operating Income	360.9	21.6%	387.8	22.7%	-7%	416.8	12.8%	482.1	15.0%	-14%
Interest expense	20.8	1.2%	21.2	1.2%	-2%	52.4	1.6%	56.8	1.8%	-8%
Interest (income)	(5.2)	-0.3%	(3.0)	-0.2%	73%	(14.2)	-0.5%	(14.7)	-0.5%	-3%
Other non-operating (income), net	(5.9)	-0.4%	(3.8)	-0.2%		(17.4)	-0.5%	(6.8)	-0.2%

Income Before Income Taxes	351.2	21.1%	373.4	21.9%	-6%	396.0	12.2%	446.8	13.9%	-11%
Provision for income taxes	95.3		103.4			107.6		123.1

Net Income	$255.9	15.3%	$270.0	15.8%	-5%	$288.4	8.9%	$323.7	10.1%	-11%

EPS - Basic	$0.62		$0.61			$0.69		$0.74

Average Number of Common Shares Outstanding - Basic	414.6		439.3			420.6		439.1

EPS - Diluted	$0.61		$0.61			$0.68		$0.73

Average Number of Common and Common Equivalent Shares Outstanding - Diluted	418.0		444.0			424.4		444.5

(a)	Close out sales for the three- and nine-months ended September 30, 2003, totaling $12.8 million and $38.1 million, respectively, are classified as a reduction of cost of sales.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except percentage information)	2004		2003		2004		2003
Worldwide Gross Sales (a):
Mattel Brands	$1,060.9		$1,160.2		$2,106.3		$2,187.2
% Change		-9%		3%		-4%		0%
Pos./(Neg.) Impact of Currency (in % pts)		2		3		3		4
Fisher-Price Brands	683.1		641.1		1,261.7		1,170.0
% Change		7%		2%		8%		2%
Pos./(Neg.) Impact of Currency (in % pts)		2		2		2		3
American Girl Brands	61.5		56.3		164.7		144.3
% Change		9%		-2%		14%		-4%
Other	0.2		3.7		5.8		5.5

Gross Sales	$1,805.7		$1,861.3		$3,538.5		$3,507.0

% Change		-3%		2%		1%		0%
Pos./(Neg.) Impact of Currency (in % pts)		2		2		3		3
Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,805.7		$1,861.3		$3,538.5		$3,507.0
Sales Adjustments	(138.2)		(156.6)		(286.1)		(288.0)

Net Sales (a)	$1,667.5		$1,704.7		$3,252.4		$3,219.0

% Change		-2%		2%		1%		0%
Pos./(Neg.) Impact of Currency (in % pts)		2		2		2		3

(a)	Close out sales for the three- and nine-months ended September 30, 2003, totaling $12.8 million and $38.1 million, respectively, are classified as a reduction of cost of sales. Please refer to Mattel’s Current Report on Form 8-K dated February 3, 2004, for discussion of annual and quarterly close out sales amounts impacting worldwide gross sales.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,		At Dec. 31, 2003
(In millions)	2004	2003
	(Unaudited)	(Unaudited)
Assets
Cash and short-term investments	$331.1	$401.4	$1,152.7
Accounts receivable, net	1,220.5	1,258.1	543.9
Inventories	666.5	619.7	388.7
Prepaid expenses and other current assets	287.4	283.2	309.6

Total current assets	2,505.5	2,562.4	2,394.9
Property, plant and equipment, net	597.0	619.3	625.9
Other assets	1,410.3	1,422.3	1,490.2

Total Assets	$4,512.8	$4,604.0	$4,511.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$89.2	$33.7	$19.6
Current portion of long-term debt	191.0	12.2	52.3
Accounts payable and accrued liabilities	1,060.8	1,199.9	1,142.7
Income taxes payable	240.9	187.5	253.2

Total current liabilities	1,581.9	1,433.3	1,467.8
Long-term debt	438.4	629.4	589.1
Other long-term liabilities	244.5	206.9	237.9
Stockholders’ equity	2,248.0	2,334.4	2,216.2

Total Liabilities and Stockholders’ Equity	$4,512.8	$4,604.0	$4,511.0

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At September 30,
(In millions, except days and percentage information)	2004	2003
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	66	66
Inventories
Days of Supply (DOS)	64	63
Total Debt Outstanding	$718.6	$675.3
Debt-to-Total Capital Ratio	24.2%	22.4%

	Nine Months Ended September 30,
(In millions)	2004	2003
Preliminary Condensed Cash Flow Data (a):
Cash Flows (Used For) Operating Activities	$(549)	$(554)
Cash Flows (Used For) Investing Activities	(85)	(140)
Cash Flows (Used For) Financing Activities and Other	(188)	(172)

Decrease in Cash and Short-term Investments	$(822)	$(866)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.